Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-263087

March 29, 2022

Invest in Gold with SPDR ETFs GLD® SPDR Gold Shares® The world’s largest and most liquid gold-backed ETF.* GLDMSM SPDR Gold MiniSharesSM Lower share price and holding costs, at an expense ratio of just 10 bps. *Source: Bloomberg Finance L.P., & State Street Global Advisors, as of December 31, 2021. For Investment Professional Use Only. Investing involves risk, and you could lose money on an investment in each of SPDR® Gold Shares Trust (“GLD®” or “GLD”) and SPDR® Gold MiniSharesSM Trust (“GLDMSM” or “GLDM”), a series of the World Gold Trust (together, the “Funds”). Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Investing in commodities entails signicant risk and is not appropriate for all investors. Important Information Relating to GLD and GLDM: GLD and the World Gold Trust have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for GLD and GLDM, respectively. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these offerings. Please see each Fund’s prospectus for a detailed discussion of the risks of investing in each Fund’s shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. None of the Funds is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”). As a result, shareholders of each Fund do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act. GLD and GLDM are not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of each of GLD and GLDM do not have the protections afforded by the CEA. Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate in market value. The values of GLD shares and GLDM shares relate directly to the value of the gold held by each Fund (less its expenses), respectively. Fluctuations in the price of gold could materially and adversely aect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. None of the Funds generate any income, and as each Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Fund share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an aliate of the Sponsor of each of GLD and GLDM. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. MiniSharesSM and GLDMSM are service marks of WGC USA Asset Management Company, LLC used with the permission of WGC USA Asset Management Company, LLC. For more information, please contact the Marketing Agent for GLD and GLDM: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com © 2022 State Street Corporation. All Rights Reserved. 924950-45329521.1.AM.INST 0322 Exp. Date: 02/28/2023

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053.